Exhibit 5.1
Pillsbury Winthrop Shaw Pittman LLP
2550 Hanover Street
Palo Alto, CA 94304

January 14, 2022
Concentrix Corporation
44111 Nobel Drive
Fremont, CA 94538
Re:    Registration Statement on Form S-8
Ladies and Gentlemen:
We are acting as counsel for Concentrix Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 118,750 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), issuable pursuant to the exercise of certain outstanding options granted under the ProKarma Holdings Inc. 2016 Long-Term Incentive Plan (the “ProKarma Incentive Plan”).
We have reviewed and are familiar with such corporate proceedings and other matters as we have considered relevant or necessary for the opinions expressed in this letter. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the ProKarma Incentive Plan, will be validly issued, fully paid and nonassessable. The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Pillsbury Winthrop Shaw Pittman LLP